                                                             Exhibit 10.15(ii)

                         PROCESSING SERVICES AGREEMENT


     THIS PROCESSING SERVICES AGREEMENT (the "Agreement") is made and entered into this 3rd day of December, 1996 by and among BA MERCHANT SERVICES, INC.
                                                 --------------------------
("BAMSI") and BANK OF AMERICA, FSB ("Bank").
              --------------------


                                    RECITALS

     A.    Bank.  Bank is an existing savings bank duly organized and in good
           ----
standing under the laws of the United States with its principal executive offices located in San Francisco, California.

     B.    BAMSI.  BAMSI is an existing corporation, formed under the laws of
           -----
the State of Delaware, with its principal executive offices located in San Francisco, California.

     C.    Corporate Approvals.  Each of the parties to this Agreement has
           -------------------
obtained all necessary corporate approvals for the execution and delivery of this Agreement.

     D.    Arm's Length Relationship.  The parties to this Agreement intend to
           -------------------------
conduct their relationships hereunder on an arm's length basis.

     E.    Related Agreements.  BAMSI has entered or will enter into (1) a Non-
           ------------------
Competition and Corporate Opportunities Allocation Agreement of even date herewith between BankAmerica Corporation and BAMSI (the "Corporate Opportunities Agreement"), (2) a Marketing Agreement of even date herewith among BAMSI, Bank of America NT & SA ("BofA") and Bank of America NW, National Association ("BANW") (the "Marketing Agreement"), (3) a Sponsorship and Processing Services Agreement of even date herewith with BofA (the "Sponsorship Agreement") (4) Processing Services Agreements of even date herewith between BAMSI and other subsidiary banking institutions of BAC (the "Affiliate Bank Processing Agreements"), (5) a Trademark License Agreement of even date herewith between BAC and BAMSI (the "License Agreement"), (6) a Registration Rights Agreement to be entered into among BAMSI, BofA and BANW (the "Registration Rights Agreement"), and (7) a Tax Allocation Agreement of even date herewith between BAC and BAMSI (the "Tax Agreement"). The License Agreement, the Marketing Agreement, the Sponsorship Agreement, the Affiliate Bank Processing Agreements, the Administrative Services Agreement, the Registration Rights Agreement and the Tax Agreement are herein collectively referred to as the "Related Agreements."

     F.    Merchant Processing Services.  BAMSI is a member of Visa U.S.A.
           ----------------------------
Incorporated ("Visa") and MasterCard International Incorporated ("MC") and is authorized to provide credit, debit and charge card services to merchants under the Visa, MC, Diners Club, AMEX, Carte Blanche, JCB, Discover, Interlink and other programs ("Merchant


                                      -1-        Processing Agreement-BofA FSB

Services"). Bank has authorized BAMSI to perform certain processing services related to the acceptance of Cards by Merchants.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, Bank and BAMSI agree as follows:

     1.   Bank Responsibilities.

          Bank will promote the availability of Merchant Services available from BAMSI. Bank will not use agent or subcontractors, other than its own employees, for these activities, without BAMSI's written consent.

     2.   BAMSI Responsibilities.

          Except as otherwise provided herein, during the term of this Agreement BAMSI shall be the sole provider of, and shall satisfy all of Bank's requirements for, the services necessary to authorize, process and settle through the applicable Interchange systems, all card transactions effected by Bank's Merchants and the services specified on Attachment A or other appropriate addendum to this Agreement with respect to transactions effected by Bank's Merchants involving any other credit cards covered hereby Such services include, but are not limited to, the following with respect to Visa and MasterCard Card transactions and such of the following as may hereafter be specified with respect to other types of Card transactions:

     (a)  AUTHORIZATION OF ALL CARD TRANSACTIONS.

     (b)  DATA CAPTURE OF CARD TRANSACTIONS.

     (c)  COLLECTION OF FUNDS DUE FROM CARD TRANSACTIONS FROM CARD ISSUERS.

     (d)  SETTLEMENT OF INTERCHANGE EXPENSES.

     (e)  OTHER BANKCARD PROCESSING SERVICES.

     (f)  MERCHANT IMPLEMENTATION.

     (g)  PROCESSING OF CHARGEBACKS AND RETRIEVALS.

     (h)  CUSTOMER SERVICE.

     (i)  MANAGEMENT REPORTING.

     (j)  MARKETING/PRODUCT DEVELOPMENT.

                                      -2-        Processing Agreement-BofA FSB

     3.   Applications from Merchants.

          BAMSI will provide Bank; with general requirements for businesses to obtain Merchant Services from BAMSI. Bank will follow the application documentation requirements provided by BAMSI and will not submit applications to BAMSI for approval that do not conform to BAMSI's requirements. Bank will ascertain from its available records whether there is significant information about any prospective Merchant or its principals and will refrain from referring any business to BAMSI if such information exists.

     4.   Approval of Merchants.

          In its sole discretion, BAMSI will establish fees for Merchant Services and decide whether it will approve applications and enter into a Merchant Agreement with each business referred by Bank and whether it will provide each Merchant with Merchant Services for each type of card.

     5.   Merchant Agreements.

          This Agreement does not contemplate that Bank will enter into agreements with Merchants for Merchant Services and Bank will not be liable to BAMSI or Merchants for Merchant Services provided by BAMSI, except for Bank's own failures to correctly process applications, Transaction Records, or deposits and withdrawals to Merchants' accounts. BAMSI will (a) enter into a Merchant Agreement with each Merchant meeting the requirements of BAMSI and of each Card Association and (b) perform all its obligations under each Merchant Agreement.

     6.   Support Materials and Services.

          BAMSI will provide Bank with Merchant Services advertising and promotional materials. Bank will obtain BAMSI's written consent prior to publication or display by Bank of any advertising or promotional material not provided by BAMSI relating to Merchant Services. BAMSI will also provide Bank with instructional material regarding sales of Merchant Services and the option to attend periodic training workshops that BAMSI chooses to conduct.

     7.   Interchange of Paper.

          Bank will not be responsible for handling Transaction Records of Merchants who deliver Transaction Records directly to Bank for entry in the interchange systems of the Card Associations. Bank will be responsible for following BAMSI's instructions for Merchants delivering Transaction Records to Bank for delivery to BAMSI.

     8.   Settlement of Paper; Discount Fees.

          (a) Bank shall maintain a depositary account (the "Depository Account") into which settlement amounts received by BAMSI from the applicable Associations and due to Bank pursuant to this Agreement with respect to Sales Drafts and Cash Advances processed and



                                      -3-        Processing Agreement-BofA FSB
settled by BAMSI for Bank (and Merchants) shall be deposited. Such Depository Account may be maintained at Bank or at any other depository institution in the United States specified by Bank. All settlement funds deposited to Bank's Depository Account are subject to BAMSI's final audit and checking, and Bank agrees that BAMSI may debit the Bank's Depository Account on a daily basis for any and all fees and amounts owed BAMSI, and may debit or credit Bank's Depository Account on a daily basis for any deficiencies and overages. Credits to Bank's Depository Account are provisional until the expiration of the time period for chargebacks under the Association Rules.

       (b) As directed by each Merchant, BAMSI will deposit the amount due the Merchant for Transaction Records to the Merchant's account at Bank. BAMSI's Agreements with Merchants will authorize payment to BAMSI for Credit Vouchers and Chargebacks from the Merchant's accounts at Bank and Bank will allow BAMSI to withdraw funds, to the extent funds are available in the Merchants' accounts, for all Credit Vouchers presented by Merchants to BAMSI and for all Transactions Records BAMSI charges back to the Merchants.

       (c) BAMSI will collect discount and other fees due BAMSI directly from each Merchant, except to the extent the Merchant allows BAMSI to debit the Merchant's account at Bank.

       (d) Upon termination of this Agreement, Bank's Depository Account shall remain open for a period of at least 280 days thereafter for the debiting of any chargebacks which may remain valid under the Association Rules Sufficient funds shall be held therein which are sufficient (together with the funds in any escrow account) to cover such chargebacks. If a Bank Merchant has engaged in an activity which may result in chargebacks for a period of time longer than 280 days, Bank's Depository Account shall remain open until the chargeback period shall become expired.

       (e) In addition to any other rights BAMSI has pursuant to this Agreement, Bank authorizes BAMSI to debit Bank's Depository Account for, or deduct from amounts otherwise due to Bank, amounts which BAMSI is entitled to collect or hold in escrow pursuant to this Agreement.

       (f) If Bank believes any adjustments are needed with respect to any debits or credits effected by BAMSI with respect to Bank's Depository Account for any amounts due to or due from Bank, Bank shall notify BAMSI in writing within 45 days after such debit or credit is effected. If Bank fails to notify BAMSI within such timeframe, BAMSI shall not be responsible for investigating or effecting any required adjustments, absent BAMSI's gross negligence or their employees' fraud or misconduct. If Bank notifies BAMSI after such time period that it believes adjustments are needed, BAMSI may, in their discretion, assist Bank in investigating whether any adjustments are appropriate and whether any amounts are due to or from other parties, but BAMSI shall not have any liability to effect any such adjustments absent BAMSI's gross negligence or their employees' fraud or misconduct. Any voluntary efforts by BAMSI to assist Bank in investigating such matters shall not create any obligation to continue such investigation or assist with any investigation in response to any future notices of possible adjustments that are not timely submitted.



                                      -4-        Processing Agreement-BofA FSB

       (g) BAMSI shall debit Bank's Depository Account on a daily basis for the fees set forth in Attachment A. BAMSI, at its option, may elect to debit the Bank's Depository Account on a less frequent basis than daily for certain fees. Any such election at any time by BAMSI to debit the Bank's Depository Account for certain BAMSI fees on a less frequent basis than daily, will not be taken or held as a waiver of BAMSI's rights to debit for fees on a daily basis at any time thereafter.

       (h) The fees set forth in Attachment A shall be subject to adjustments to accommodate the imposition of new or amended fees by third parties including additional unforeseen processing costs arising from any requirements imposed by third parties beyond the normal processing contemplated hereunder or from the imposition of new or amended regulations declared by the Associations or governmental requirements, and will be immediately effective upon the effective date of such adjustment.

       (i) Bank shall be responsible for penalty charges, including excessive chargeback handling fees levied by the Associations attributable to any of Bank's Merchants, but excluding penalty charges, if any, attributable to any error, omission or other fault or failure by BAMSI.

       (j) If current exception processing volumes including but not limited to, Chargebacks and retrievals, or if current merchant call volumes increase disproportionally to increases in Bank portfolio dimensions, BAMSI reserves the right to request corrective action from the bank to correct the situation or charge additional fees to compensate for increased volume.

       (k) From time to time, Bank will provide to BAMSI evidence of its proper and timely payment of any applicable taxes on services or equipment provided by and under this Agreement (including, if applicable, evidence of resale certificates and evidence of the jurisdictions in which it pays any such taxes). Bank assumes all liability for the proper and timely payment of any such taxes.

       9.     Security Interest in Merchant's Accounts.

              Merchants will grant BAMSI security interests in their deposit accounts held at Bank. Bank acknowledges that all accounts of Merchants at Bank will be subject to security interests in favor of BAMSI, except to the extent explicitly excluded in BAMSI's Agreements with the Merchants. After BAMSI notifies Bank that BAMSI wants to block or restrict access to the accounts of any Merchant, Bank will cooperate with BAMSI to place funds in accounts subject to BAMSI's security interest under the control of BAMSI. If a Merchant is also in default on an obligation to Bank for which the Merchant's deposit account at Bank serve as collateral, Bank will share the funds in the Merchant's deposit accounts with BAMSI pro rata.

       10.    Compliance with Laws and Operating Regulations.

       (a) BAMSI and Bank each agrees to comply with applicable laws and regulations and the Association Rules in performing this Agreement and in dealing with all of Bank's Merchants. Changes in the performance of the obligations of Bank or BAMSI under this Agreement necessitated by a change in applicable law or regulation, the Association Rules or


                                      -5-        Processing Agreement-BofA FSB
any interpretation thereof shall not constitute a breach of this Agreement, but this shall not be construed to relieve any such party from liability hereunder for any failure to comply with applicable laws, regulations, Association Rules or the interpretations thereof. In the event that the Association Rules are modified such that some or all of the activities contemplated by this Agreement are prohibited, then all of the parties hereto shall negotiate in good faith to make any amendments to this Agreement or to enter into a new Agreement to provide for the continued future cooperative relationship of BAMSI and Bank on terms as similar as possible to those contemplated by this Agreement, provided that no party shall be obligated to agree to any terms that are unreasonable or unduly burdensome to it.

     (b) Bank shall also comply with the procedures and specific methods of operation that BAMSI may issue from time to time.

     (c) BAMSI and Bank each agrees to maintain books and records of all transactions and investigations which such party performs hereunder and to make such books and records available for inspection by the other party, and to the extent required by applicable Card Association Rules to the Card Associations, at reasonable hours and upon reasonable prior notice. Without in any way limiting the foregoing, Bank agrees to retain for the periods required by the Card Association Rules and to make available for inspection and copying by BAMSI (and by the applicable Card Association, if required by applicable Card Association Rules) records evidencing the on-site visits and credit investigations of merchants performed on behalf of itself or BAMSI.

     11.   Indemnity; Limitation on Liability.

     (a) BAMSI and Bank agree to indemnify each other against all claims, actions, suits, losses, damages and liabilities (including independent attorneys' fees, allocated costs for in-house legal services, attorneys' fees in all bankruptcy proceedings) relating to any contention that: (i) the acts of omissions of the indemnifying party constitute negligence or intentional misconduct; or (ii) the indemnifying party has violated any term of this Agreement or any provision of applicable Laws or Association Rules.

     (b) BAMSI and Bank will not be liable for any consequential damages (such as loss of business or profits) or for any failure to perform due to causes beyond BAMSI's or Bank's control (such as earthquake or fires).

     12.   Compensation.

           BAMSI will pay compensation to Bank in accordance with the attached schedule. Such compensation to be fair and comparable to market rate.

     13.   Association Memberships.

           Bank and BAMSI agree that Bank will at all times during the term of this Agreement maintain its membership in each such Association in good standing and fully


                                      -6-        Processing Agreement-BofA FSB
comply with all requirements imposed under the applicable bylaws, articles of incorporation and operating regulations of each such Association.

     14.   Independent Contractor.

     (a)   Bank is an independent contractor of BAMSI and not its employee.

     (b) Bank will select its own employees, agents and representatives who will be under the exclusive supervision and control of Bank and will not be employees, agents or representatives of BAMSI. Bank is solely responsible for determining the terms and conditions of employment for itself, its employees, agents and representatives, including for example, hiring, termination, hours of work, rates and payment of compensation and the payment, reporting and withholding of all taxes and contributions. Bank will comply with all laws, regulations and contracts regarding employment and taxes. Neither Bank nor its employees, agents and representatives are eligible to participate in any of BAMSI's employee benefit or similar programs and Bank will not represent that they are eligible.

     (c) Bank certifies either: (i) that it is exempt from the requirements of Executive Order 1146 or similar federal, state or local laws or regulations including the Equal Opportunity Clause of 41 C.F.R. 60-1.4a; or (ii) that it is and will continue to be in compliance with them, in which case they are considered to be part of this Agreement and included in each non-example subcontract and purchase order permitted under this Agreement.

     15.   Cash Advances.

           BAMSI will process cash advance transactions for Bank's customers and credit Bank's account with BAMSI for funds received through interchange settlement. Bank is responsible for all chargebacks, customer disputes and all other liability concerning cash advance transactions except for losses caused by BAMSI in processing cash advance transactions other than in accordance with instructions conveyed by Bank that comply with Operating Regulations. Without limiting other remedies, BAMSI may cease processing additional cash advance transactions if Bank does not reimburse BAMSI immediately for any amounts of BAMSI charged back to Bank.

     16.   Termination.

     (a) Except as otherwise provided in this Agreement, this Agreement may be terminated:

           (i) With or without cause by either party upon 90 days' written notice to the other party. Termination of this Agreement will not affect the obligations concerning any transactions occurring or amounts due before termination, or to Bank's obligations relating to security interests granted to BAMSI by Merchants in accounts at Bank;

           (ii) If at any time during the term hereunder the practices hereunder are declared unlawful by federal or state authorities or by a judicial body, or


                                      -7-        Processing Agreement-BofA FSB
     upon any deadline imposed by MasterCard or Visa for complying with any Association Rule which precludes the continued performance by BAMSI or Bank of their obligations hereunder, any party may terminate this Agreement immediately.

           (iii) If any party shall materially default in the performance of its obligations hereunder and shall fail or refuse to remedy such default within 30 days after written notice, the other party or parties may terminate this Agreement on 7 days written notice.

           (iv) At any time after the filing of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or receivership, or under any comparable law by or against a party hereto, or upon a party making an assignment of its assets for the benefit of creditors, or upon a party's application for the appointment of a receiver or trustee of a party's assets, or upon an involuntary petition in bankruptcy being filed against a party if such petition is not dismissed within 60 days after it is filed, or upon the initiation by governmental authorities of any receivership or assisted acquisition transaction, the other party or parties may terminate this Agreement.

           (v) Bank may terminate this Agreement upon expiration or termination of the Corporate Opportunities Agreement, the Sponsorship Agreement, the License Agreement or the Marketing Agreement.

           (vi) Bank may terminate this Agreement in the event BAC and its affiliates (other than BAMSI) beneficially own less than a majority of the voting power of the outstanding common stock of BAMSI.

     (b) Upon termination of this Agreement, Bank will return to BAMSI or destroy the Merchant Services material provided by BAMSI as BAMSI may request (including without limitation, unused Merchant Agreements, applications and advertising materials). Bank will also immediately remove all decals and signs containing any of the card service marks, or the name or any service mark or trademark of BAMSI, except to the extent permissible under another continuing relationship with BAMSI.

     17.   Miscellaneous.

     (a) Bank will allow BAMSI and Card Associations to examine, at reasonable times, all records of Bank relating to this Agreement or Transaction Records of Merchants.

     (b) Bank and BAMSI may each enter into other agreements to provide Merchant Services to any business, whether or not covered by this Agreement, even though that business may have previously entered into a similar agreement with Bank or BAMSI. Any change in the financial institution with which a business has an agreement for Merchant Services will be the decision of the business. Other provisions of this Agreement to the contrary notwithstanding, BAMSI covenants and agrees that it will not actively solicit Merchant Services


                                                 Processing Agreement-BofA FSB
agreements with businesses which have executed or which later execute such agreements with Bank without prior consent of Bank.

     (c) Bank and BAMSI agree to keep confidential any information about the other party, Merchants and their respective policies, procedures or practices obtained as a result of the relationship established pursuant to this Agreement (including credit information on a Merchant); provided, however, that nothing will (i) prevent BAMSI or Bank from carrying out their obligations under this agreement, (ii) require BAMSI or Bank to violate any Laws or Operating Regulations, (iii) restrict the ability of BAMSI to comply with any legal process or governmental investigation, or (iv) prevent Bank of BAMSI from taking any actions designed to prevent Merchant Services or Card fraud, or any violation of this Agreement, a Merchant Agreement or any Operating Regulations.

     (d) All notices under the Agreement will be hand-delivered or sent by mail or facsimile transmission to the address indicated below, unless notification in writing of a change of address is received by the other party in advance. Unless otherwise indicated in the notice or this Agreement, a notice will be effective upon receipt.

     (e) This Agreement will be binding upon Bank and BAMSI and their successors and assigns; provided, however, that this Agreement may not be assigned by Bank without BAMSI's written consent. Any prohibited assignment is void. Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     (f) This Agreement constitutes the entire agreement of the parties, superseding all prior negotiations or prior oral or written understanding of the parting relating to this subject matter. Any amendments to this Agreement must be in writing and signed by Bank and BAMSI.

     (g) This Agreement shall be governed by the laws of the State of California without giving effect to the conflict of laws provisions thereof.

     (h) Any notice or other communication hereunder must be given in writing and either (i) delivered in person or by courier service, (ii) transmitted by telecopy mechanism, provided that any notice so given is also sent for delivery as provided in clause (i) or mailed by certified or registered mail postage prepaid, as follows:

     If to BAMSI:   BA Merchant Services, Inc.
                    One South Van Ness Avenue,
                    5th Floor
                    San Francisco, CA 94103
                    Attn: General Counsel #3710


                                                 Processing Agreement-BofA FSB

     If to Bank:       Bank of America, FSB
                       555 California Street
                       6th Floor
                       San Francisco, CA 94104
                       Attn: Corporate Secretary #3018

     With a copy to:   BankAmerica Corporation
                       555 California Street
                       8th Floor
                       San Francisco, CA 94104
                       Attn:  General Counsel #3017

     18.  Arbitration.

          Any dispute, controversy or claim between the Bank and BAMSI arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, will be resolved by arbitration conducted in San Francisco, California under the auspices and according to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement.

     19.  Definitions.

     The following definitions apply to this Agreement:

     (a) "Card Association" means the entity, such as Visa U.S.A., Inc. or MasterCard International, responsible for the supervision of any card service.

     (b) "Card" means a valid unexpired card bearing service marks owned and licensed by a Card Association.

     (c) "Chargeback" means a Transaction Record returned to a Merchant through a Card Association for payment by the Merchant to BAMSI for credit to a Cardholder's Account.

     (d) "Credit Voucher" means a Transaction Record evidencing a refund or price adjustment by a Merchant to be credited to a Cardholder's account.

     (e) "Laws" means the Federal Consumer Credit Protection Act and relevant regulations and any other applicable laws, judicial decisions or regulations of the United States, state or local governments or agencies.

     (f) "Merchant" means any person or entity that has a Merchant Agreement with BAMSI to originate Transaction Records through acceptance of Cards.


                                                 Processing Agreement-BofA FSB

     (g) "Merchant Agreement" means any person or entity that has a merchant Agreement with BAMSI to originate Transaction Records through acceptance of Cards.

     (h) "Operating Regulations" means (i) BAMSI's Consultant Merchant Bank Manual; (ii) the Card Associations' Rules, Operating Regulations and Operations Manuals and any other operations or procedures manuals published by the Card Association from time to time; and (iii) any official notices issued by the Card Associations, or by BAMSI concerning Merchant Services.

     (i) "Transaction Record" means a record of a card transaction commonly including "Sales Drafts," "Cash Advance Drafts" and "Credit Vouchers," whether in paper or electronic form.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              BANK OF AMERICA, FSB



                              By:  /s/ Christine R. Lundgren
                                  ---------------------------
                                      Christine R. Lundgren
                                  Assistant Vice President and
                                      Assistant Secretary


                              BA MERCHANT SERVICES, INC.



                              By:  /s/ Sharif M. Bayyari
                                  ---------------------------
                                       Sharif M. Bayyari
                                          President










                                                 Processing Agreement-BofA FSB